SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MARCH 24, 2004

PARK PHARMACY CORPORATION

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	000-15379 (Commission File Number)	84-1029701 (I.R.S. Employer Identification No.)

10711 Preston Road, Suite 250
Dallas, Texas (Address of principal executive offices)	75230 (Zip code)

Registrant’s telephone number, including area code: 972-860-0200

ITEM 2. Acquisition or Disposition of Assets
SIGNATURE
Asset Purchase Agreement
First Amendment to Asset Purchase Agreement
Order Confirming Joint Plan

ITEM 2. Acquisition or Disposition of Assets.

     As previously disclosed in a Form 8-K filed on March 3, 2004, Park Pharmacy Corporation, a Colorado corporation (the “Company”), and Ascendant Solutions, Inc., a Delaware corporation (“Buyer”), jointly filed a First Amended Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (the “Code”) proposed by the Company and Buyer (“Joint Plan”) and an Amended Disclosure Statement in Support of First Amended Plan of Reorganization of the Company under Chapter 11 of the Code proposed by the Company and Buyer (the “Disclosure Statement”).

     As previously disclosed in a Form 8-K filed on March 3, 2004, the Company entered into an Asset Purchase Agreement with Buyer, through its wholly-owned subsidiary, Dougherty’s Holdings, Inc. (“DHI”).

     As previously disclosed in a Form 8-K filed on March 3, 2004, the Disclosure Statement was approved by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) on December 11, 2003. On December 11, 2003, the Bankruptcy Court also approved a Joint Motion: (A) for Approval of Bid Procedures in the Event of Competing Bids, (B) Payment of Termination Fee, and (C) Approval of Deposit Agreement (“Joint Bid Procedures Motion”), which was jointly filed by the Company and Buyer on November 13, 2003. The Disclosure Statement (as amended and filed on December 22, 2003), the Joint Plan (as amended and filed on December 22, 2003) and ballots for creditors entitled to vote for the Joint Plan were mailed on December 23, 2003. The Joint Plan incorporated and approved the purchase of substantially all of the assets (the “Assets”) by Buyer pursuant to the Agreement to Buyer. The Bankruptcy Court entered orders confirming the Joint Plan and related Findings of Fact and Conclusions of Law on March 4, 2004.

     On March 24, 2004, DHI completed the sale of the Assets of the Company to Buyer pursuant to the Joint Plan and the Agreement. The Company had been operating as a debtor-in-possession since December 2, 2002. The Assets purchased include all of the cash and certain other assets of the Company and all equity interests of the following entities that are wholly-owned by the Company: (i) Dougherty’s Pharmacy, Inc., (ii) Park Operating GP, LLC, (iii) Park LP Holdings, Inc., (iv) Park-Medicine Man GP, LLC, (v) Park Infusion Services, L.P., and (vi) Park-Medicine Man, L.P. (the “Subsidiaries”). Buyer acquired the Assets by investing approximately $1.5 million in cash in DHI and the assumption by DHI of approximately $6.3 million in debt of the Company.

     In connection with the acquisition of the Assets, DHI entered into a new credit facility with Bank of Texas, the prior lender to the Company. This new facility provides for three (3) notes, aggregating approximately $5.5 million. Each note bears interest at six percent (6%) and matures in three (3) years. Although DHI has committed to use commercially reasonable efforts to locate a replacement lender as soon as possible, DHI is obligated to make monthly payments (consisting of both interest and principal payments, as applicable) to the bank of approximately $56,000.00. The new credit facility is secured by substantially all of the assets of DHI, including the stock of the Subsidiaries.

     In connection with the acquisition of the Assets, DHI entered into a three (3) years supply agreement with Amerisource Drug Corporation (“Amerisource”) pursuant to which DHI and its newly acquired indirect subsidiaries agree to purchase prescription and over-the-counter pharmaceuticals from Amerisource through March 2007. This supply agreement will also provide DHI with pricing and credit terms that are improved from those previously provided by Amerisource to the Company. In exchange for these improved terms, DHI has agreed to acquire eighty-five percent (85%) of its prescription pharmaceuticals and substantially all of its generic pharmaceutical products from Amerisource and agreed to minimum monthly purchases of $900,000.00 of all products in order to obtain new favorable pricing terms.

     Amerisource was a creditor of the non-debtor Subsidiaries and, in connection with the Chapter 11 bankruptcy proceeding, Amerisource agreed to accept a cash payment of approximately $1.1 million in cash and a promissory note in the amount of approximately $750,000.00 payable by DHI to Amerisource over a period of five (5) years, using a fifteen (15)

year amortization schedule and an interest rate of six percent (6%) with the last payment being a balloon payment of the outstanding principal and accrued but unpaid interest.

     Both the new credit facility with the Bank of Texas and the loan with Amerisource provide for prepayment discounts in the event that these loans are retired prior to maturity.

     Under the Joint Plan, all equity in the Company was cancelled. As a result, the Company intends to file a Form 15 with the Securities and Exchange Commission to terminate registration of its securities under Section 12(g) of the Securities and Exchange Act of 1934.

(a) Exhibits.

     2.1 Asset Purchase Agreement between Dougherty’s Holdings, Inc. and Park Pharmacy Corporation dated December 9, 2003 (filed herewith).

     2.2 First Amendment to the Asset Purchase Agreement between Dougherty’s Holdings, Inc. and Park Pharmacy Corporation dated February 27, 2004 (filed herewith).

     2.3 Order Confirming Joint Plan.

SIGNATURE

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK PHARMACY CORPORATION

Date: April 27, 2004

By:	/s/ Craig Mackey

Craig Mackey,
President and Chief Operating Officer